UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2020

Camden National Corporation (Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2020, Camden National Corporation (the “Company”) appointed Gregory A. White as Executive Vice President and Chief Financial Officer of the Company, effective as of April 15, 2020. Mr. White will serve as the Company’s principal financial officer and principal accounting officer. Mr. White was also appointed Executive Vice President and Chief Financial Officer of the Company’s wholly-owned subsidiary, Camden National Bank. Deborah A. Jordan, the Company’s current Chief Financial Officer, will continue to serve in that role until the effective date of Mr. White’s appointment.

Prior to this appointment, Mr. White served from 2009 to 2018 as Executive Vice President, Chief Financial Officer and Treasurer of Farmington Bank based in Farmington, Connecticut. He was part of the executive team that grew the bank from $1 billion to more than $3.5 billion prior to merging with People’s United Bank. Mr. White remained with the combined company until February 2019, after which he worked as a consultant. Mr. White, who is 55 years old and a Chartered Financial Analyst, has an extensive career in banking, primarily with regional and community banks in the Connecticut area.

There is no arrangement or understanding between Mr. White and any other persons in connection with Mr. White’s appointment as Chief Financial Officer, and Mr. White has no family relationship with any director or executive officer of the Company. Mr. White has no direct or indirect material interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

As part of his executive compensation package, Mr. White is entitled to receive an initial annual base salary of $325,000 and he will receive a signing bonus of $50,000 with 50% of the bonus to assist with relocation to the Camden, Maine area. He is eligible to participate in the Executive Incentive Plan, the Long Term Incentive Plan, the Defined Contribution Retirement Plan and the Executive Deferred Compensation Plan.

Mr. White will also enter into a Change of Control, Confidentiality and Non-Competition Agreement (“Change in Control Agreement”) with the Company. The Change in Control Agreement provides for the payment of severance, generally in the form of a lump sum cash payment equal to two times Mr. White’s base compensation and the continuation of certain benefits to Mr. White in the event that Mr. White’s employment terminates, including for “good reason” and other than as a result of “disability” or for “cause,” as each are defined in the Change in Control Agreement, and his separation from service occurs within 12 months after a change in control of the Company. The foregoing is a summary and is subject in all respects to the terms and conditions of the Change in Control Agreement.

Item 8.01	Other Events.

On March 31, 2020, the Company announced that Deborah A. Jordan will delay her previously announced retirement until early summer of 2020. During this period, Ms. Jordan will continue to serve as Executive Vice President and Chief Operating Officer of the Company, and will both assist with the transition of her responsibilities and work closely on the Company’s response to the COVID-19 pandemic.

Please refer to exhibit 99.1 filed with this report for the Company's press release announcing the appointment of Mr. White and the extension of Ms. Jordan’s tenure with the Company.

Item 9.01	Financial Statements and Exhibits.
 (d)    The following exhibits are filed with this Report:

Exhibit No.	Description
99.1	Press release dated March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2020

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan Chief Operating Officer, Chief Financial Officer and Principal Financial & Accounting Officer